Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER AND YEAR-END 2004
FEBRUARY 3, 2005 @ 10:00 AM EST

Stephen:

Good morning. We appreciate your participation in CBL & Associates Properties Inc., fourth quarter and year-end 2004 conference call. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Knight, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This mornings we posted revised supplemental schedules to our website which can be found in the investor relations section, under financial reports. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

Stephen:

Thank you, Katie.

Before we begin, we would like to take a moment to acknowledge the addition of Matt Dominski to our Board of Directors. We are honored that Mr. Dominski, former CEO of Urban Shopping Centers and co-founder of a private real estate investment firm, Polaris Capital, has joined our Board. Mr. Dominski has an excellent reputation in the industry and brings a wealth of experience in the real estate business. We are excited to have the benefit of his guidance and knowledge and look forward to his contributions.

Overall, 2004 was one of the most successful years in CBL's history, particularly, in light of the formidable obstacles we faced at the start of the year. We were challenged with a large number of bankruptcies, a highly competitive acquisition environment, numerous vacancies resulting from the repositioning of tenants during construction and redevelopment, and dilution from the sale of shopping centers to the Galileo America joint venture. We tackled the challenges of 2004 head-on and I believe demonstrated just how much our company is capable of achieving. Notably:

o We had one of our best years on the acquisition front this past year, acquiring eight malls averaging $360 per square foot in sales for just under $1 billion. In doing so, we maintained our philosophy of disciplined growth by paying a weighted average cap rate of 7.7%.

o We achieved gains in occupancy during the year, despite the nearly 500,000 square feet of vacancies we faced from store closings and bankrupt retailers.

o We were delighted to increase our annual common dividend in the fourth quarter by 12.1% to $3.25 per share.

o We once again attained and exceeded our goal of double-digit FFO per share growth recording a 12.9% increase over 2003.

o Total returns to CBL shareholders exceeded 40% for the year. For the past five-years, we have averaged a 37.7% per year total return to shareholders.

We view this as another outstanding year for our company and for our shareholders and look forward to 2005 as another productive year.



LEASING

We achieved notable leasing results in 2004 completing over 2.5 million square feet compared with 2.2 million in 2003. This included 1.0 million square feet of new leases signed and 1.5 million square feet of renewal leases. Comparatively, in 2003 we signed approximately 1.1 million square feet of new leases and 1.1 square feet of renewal leases. All leasing figures exclude results achieved in the community center portfolio contributed to the Galileo America joint venture.

For the entire portfolio, leases in the year were signed at 11.5% higher average base rent per square foot than average base rent per square foot on vacated space. Leases for stabilized malls were signed at 17.2% higher average base rents per square foot than those on vacated space.

For the year leasing spreads for the same mall shop space in the total portfolio were 1.1% higher, based on initial rents and 3.3% higher based on average rents.

Total portfolio occupancy increased 90 basis points to 94.0%, with a 10 basis point increase in the mall portfolio to 94.3%. Occupancy for the associated centers at December 31, 2004 was 91.8% with community center occupancy at 94.0%. We were pleased with our occupancy gains this year, especially in light of the number of store closings we experienced. As a result of bankruptcies, since June 30 2003, we have faced 118 store closings, totaling approximately 457,000 square feet and representing $8.1 million in annual minimum base rent. We have re-leased approximately 47.6% of the space closed at 3.5% higher rents on a rent per square foot basis and at comparable rents based on total annual base rent.

Friedman's Jewelers recently announced that they have filed Chapter 11. We have 28 stores in our portfolio, comprising 40,000 square feet and approximately $2.0 million in annual base rent. We have not been informed of any store closings. We do not anticipate 2005 to present nearly as many challenges on the bankruptcy front.

We would like to take a moment to address the recent department store consolidation trend. With regards to the May Co./Federated merger rumors and our portfolio. We currently have 28 May Co. department stores at 25 malls comprising approximately 3.8 million square feet, we have eight Federated Department stores at eight malls comprising approximately 1.4 million square feet. Of the 36 stores, 22 are department store owned and 14 are leased. The 36 stores contribute less than .6% of our total annual revenues. We have one situation of overlap at Monroeville Mall in Monroeville, PA where we have both a May Co. Kaufmann's and a Federated Lazarus store. Both stores are performing well and we do not anticipate any material impact to our portfolio, should a merger occur.

Regarding the Sears/Kmart merger relative to our portfolio, we have 66 Sears stores in our portfolio, which comprise 8.2 million square feet and contribute less than 0.80% of our total revenues. We own 16 of the stores. Sears stores perform well in our malls and are normally situated in a prime location within the mall. Just last week, Sears announced that they would not be closing any of their mall-based stores. It's hard to predict what the new combined management teams at the Sears/K-Mart organization have in mind but I am sure that they will aggressively maximize the productivity of each of their store locations.



DEVELOPMENT

In 2004 we opened nine new developments totaling 1.9 million square feet including Coastal Grand - Myrtle Beach, the nearly 1.0 million square foot regional mall in Myrtle Beach, South Carolina.

In 2005 we have approximately 2 million square feet of new developments, representing over $216 million of net investment, scheduled to open including our new development on the West Coast, Imperial Valley Mall, which will open on March 9th. This 60/40 joint venture with MGHerring Group will open more than 80% leased and committed and will offer shoppers an exciting mix of approximately 100 retailers and restaurants including four department stores, JCPenney, Sears and Dillard's and Robinson's - May, which are both new to the market. There will also be a food court and a state of the art, stadium seating 14-screen UltraStar Theater.

In October, we plan to open the 420,000 square foot Southaven Towne Center in the Memphis suburb of Southaven, MS. The open-air center is currently approximately 90% leased and committed and will feature a two-level Dillard's, a JCPenney, Linen's N' Things, Circuit City and approximately 104,500 square feet of small shop space to include retailers such as Pier One, Kirkland's, Pac Sun, Lane Bryant, American Eagle, and many more.

Other projects opening in 2005 include the 144,000 square foot expansion at Fayette Mall in Lexington, KY, anchored by Dick's Sporting Goods; the 225,000 square foot community center, Cobblestone Village at Royal Palm Beach in Royal Palm Beach, FL; Chicopee Marketplace, a 156,000 square foot community center in Chicopee, MA; Hamilton Corner, a 68,000 square foot redevelopment project in our hometown of Chattanooga, TN; the addition of a Tweeter's Electronics at CoolSprings Mall in Nashville, TN; a 45,000 square foot addition of a Dick's Sporting Goods at Citadel Mall in Charleston, SC and Monroeville Village, a 75,000 square foot open-air expansion at Monroeville Mall in Monroeville, PA.

Consistent with our philosophy of sustaining our malls competitive position we completed three renovations in 2004, Northwoods Mall in North Charleston, SC, CherryVale Mall in Rockford, IL and Panama City Mall in Panama City, FL. We have two renovations planned for 2005 for an estimated investment of $28.0 million, excluding deferred maintenance costs. Fayette Mall in Lexington, KY will receive a multi-million dollar update as well as the expansion we previously mentioned. We will begin the renovation of CoolSprings Galleria in Nashville, TN this year and expect to complete that project in 2006.

In 2004 we added a total of 12 big box stores and eight anchor retailers to our malls. We believe these additions have made a positive contribution to further strengthen our tenant mix and are an effective use of space. We make it our practice to identify under-performing retailers and replace them with a retailer that is better suited to that location. We have had success in this approach and intend to continue this focus in 2005.

RETAIL SALES

2004 ended with our malls benefiting from a strong holiday sales season. For stores of 10,000 square feet or less, same store sales for the year increased 2.8% to $314 per square foot for stabilized malls compared with a 1.1% increase in 2003. We are optimistic that this trend will continue throughout this year.

Occupancy costs as a percentage of store sales was 12.0% for 2004 as compared with 12.2% for 2003.

ACQUISITIONS

2004 was a stellar year for CBL on the acquisition front. We completed nearly $1 billion in acquisitions of operating properties. We purchased eight malls and two associated centers, totaling over 7.7 million square feet including two malls acquired in the fourth quarter. We expanded our geographic footprint, entering two new states, Missouri and Indiana, as a result of the acquisitions. We will continue to take a disciplined approach to acquisition opportunities. We will maintain our acquisition criteria of market-dominant malls that offer upside potential and are immediately accretive.

I would now like to turn the call over to John for the financial review.

John:

Thank you, Stephen.

In January we completed the final phase of the Galileo joint venture with the contribution of two power centers, one community center and a community center expansion project for $58.6 million. The transaction value of all three phases totaled approximately $562.8 million with total estimated GAAP gains of $99.4 million.

We are pleased to have had the opportunity to enter this very beneficial joint venture. We anticipate receiving increasing benefits from our partnership interest as well as fee-based income going forward as Galileo continues to expand.

FINANCIAL REVIEW

Financial results for the fourth quarter 2004 and full-year were very strong and included:

o Fourth quarter 2004 FFO per share was $1.67, representing a 33.6% increase over fourth quarter 2003 FFO of $1.25 per share. For the year FFO rose 12.9% to $5.41 per share from $4.79 per share in the prior year. We are extremely pleased to have once again achieved double-digit growth in FFO per share, especially considering the dilution we faced from the sale of properties to Galileo. Approximately 69% of the increase in FFO was funded from external growth and 31% through internal growth.

o For the quarter same center NOI increased 6.8% for the portfolio. Same center NOI for the mall portfolio increased 7.1% as a result of increases in percentage rents, CAM reimbursements, short-term leasing and sponsorship income. In addition, in the fourth quarter 2004 bad debt expenses were $1.5 million lower compared with the same quarter prior year. For the year 2004, same center NOI for the portfolio was up 3.1% with a 2.2% increase in same center NOI in the mall portfolio. The rise in mall portfolio NOI was due to increases in base rents, percentage rents, CAM reimbursements, short-term rents and sponsorship income. This was offset by a $2.2 million increase in bad debt expense over the prior year.

o G&A for the year was a reasonable 4.6% of total revenues the same as 2003. In the 2004 G&A approximately $1.1 million of the expense for the year was attributable to costs associated with compliance with Section 404 of the Sarbanes - Oxley Act.

o Our debt-to-total-market capitalization ratio at December 31, 2004 was 42.4% compared with 46.0% for the prior year period. This level provides us with a tremendous amount of financial flexibility and will allow us to take advantage of opportunities.

o Variable rate debt comprised 21.5% of total debt and 9.1% of the total market capitalization at year-end. We are comfortable with this level and intend to maintain our conservative stance.

o    Our EBITDA to interest coverage ratio for 2004 was 3.12 times compared with
     2.85 times for 2003.

o Our cost recovery ratio for the year was 101%, slightly above the high-90 level we had anticipated. The increase in the cost recovery ratio was primarily driven by higher occupancy, increases in utility recoveries and recoveries from new and acquired centers. Most of our remodels and new centers include new and more efficient energy management systems. In addition, seasonality contributed to fourth quarter results, as has been the case historically. We expect to sustain this level in 2005.

As you all know, in November we provided guidance in the range of $5.14 to $5.19 per share for the full year and our actual results are far greater. Let us spend a few moments and walk you through the variance between the high-end of our previously issued guidance and actual results:

o In late November, we completed the acquisition of Mall del Norte in Laredo, Texas and Northpark Mall in Joplin, Missouri. This contributed approximately $0.02 in FFO to the quarter and year including half a penny resulting from FAS 141.

o We had previously stated in a press release that we would see approximately $0.05 in gains to FFO from the early sale of Charter Oak Marketplace in Hartford, CT.

o We received approximately $1.2 million or $0.02 per share in FFO from an acquisition fee and management fees from Galileo's phase one closing of the Samuel's acquisition.

o Additionally, we booked approximately $0.01 in lease termination fees and $0.02 in gains from outparcel sales in the fourth quarter.

o NOI, as reported, increased 3.1% or 60 basis points higher than the upper end of our estimated range of 2% to 2.5%, which added approximately $0.04 to FFO per share.

o Percentage rents attributable to 2003 acquisitions were $0.02 higher than anticipated.

o Another $0.05 was attributable to higher than anticipated income from license agreements, short-term rents and utility reimbursements from 2003 acquisitions.

o Better than expected performance from 2004 acquisitions accounted for approximately $0.04 of the variance from short-term rents and license agreements.

o The above was offset by approximately $0.05 in impairment loss during the quarter as a result of losses on one community center sold in the fourth quarter and anticipated net losses on sales of community centers to occur in the first quarter 2005.

As a result of the aforementioned, our FFO for the year ended up at $5.41 per share.

CAPITAL STRUCTURE

In December we issued seven million depositary shares of 7.375% Series D Cumulative Redeemable Perpetual Preferred Stock. We raised gross proceeds of $175.0 million, and are excited to have achieved the third largest non-rated preferred offering of 2004 and the lowest non-rated preferred rate in the past three-years. Proceeds were used to reduce outstanding balances on our lines of credit.

CONCLUSION

Before we open the call for Q&A, I would like to take a moment to discuss our outlook for 2005.

In our earnings release we issued a 2005 FFO per share guidance range of $5.66 to $5.74. These estimates do not include any impact from un-announced acquisitions, gains from outparcel sales, termination fees or un-announced one-time gains from the sale of non-operating properties. Our guidance range assumes NOI growth of 2% to 3% for the year.

In general, for 2005, we are seeing many of the same challenges we faced at the beginning of 2004. We expect to experience some bankruptcies and store closings and have planned for a reasonable amount in our budgeting. We also anticipate another highly competitive year for acquisitions. We hope to continue to make selective acquisitions, primarily on a one-off basis. Based on the strength and experience of our employees and the plans and strategies we have in place, I believe we are more than ready to meet the challenges that face us and to continue to deliver the kind of growth investors have come to expect from CBL.

Thank you again for joining our call today and Stephen and I would be happy to answer any questions you may have.